                                                                  Exhibit-10 CD


                                U.S. $450,000,000
                                CREDIT AGREEMENT

                           Dated as of March 11, 1998

                                      Among

                             COLUMBIA ENERGY GROUP,

                                  as Borrower,

                                       and

                        THE INITIAL LENDERS NAMED HEREIN,

                               as Initial Lenders,

                                       and

                                 CITIBANK, N.A.,

                    as Administrative and Syndication Agent,

                                       and

                    THE CHASE MANHATTAN BANK, MORGAN GUARANTY
          TRUST COMPANY OF NEW YORK AND PNC BANK, NATIONAL ASSOCIATION,


                           as Co-Documentation Agents,

                                       and

              BANK OF MONTREAL, CANADIAN IMPERIAL BANK OF COMMERCE,
                    THE CHASE MANHATTAN BANK, CITIBANK, N.A.,
        MORGAN GUARANTY TRUST COMPANY OF NEW YORK AND PNC BANK, NATIONAL
                                  ASSOCIATION,

                                as Co-Arrangers,

                                       and

                     BANK OF MONTREAL, BANKERS TRUST COMPANY
                     AND CANADIAN IMPERIAL BANK OF COMMERCE,

                           as Senior Managing Agents,

                                       and

                     BANK OF TOKYO-MITSUBISHI TRUST COMPANY,
                COMMERZBANK, THE FIRST NATIONAL BANK OF CHICAGO,
         THE FIRST NATIONAL BANK OF MARYLAND, FIRST UNION NATIONAL BANK,
                NATIONAL CITY BANK AND UNION BANK OF CALIFORNIA,

                                  as Co-Agents

                                TABLE OF CONTENTS
                                                                            PAGE


ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
    SECTION 1.01.  Certain Defined Terms..................................     1
    SECTION 1.02.  Computation of Time Periods............................    12
    SECTION 1.03.  Accounting Terms.......................................    12

ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES
    SECTION 2.01.  .......................................................    12
    SECTION 2.02.  Making the Advances....................................    12
    SECTION 2.03.  Optional Termination or Reduction of Revolving Credit
                   Commitments............................................    13
    SECTION 2.05.  Interest on Advances...................................    13
    SECTION 2.06.  Interest Rate Determination............................    14
    SECTION 2.07.  Fees...................................................    15
    SECTION 2.08.  Optional Conversion of Revolving Credit Advances.......    16
    SECTION 2.09.  Prepayments of Advances................................    16
    SECTION 2.10.  Increased Costs........................................    16
    SECTION 2.11.  Illegality.............................................    17
    SECTION 2.12.  Payments and Computations..............................    18
    SECTION 2.13.  Taxes..................................................    19
    SECTION 2.14.  Sharing of Payments, Etc...............................    20
    SECTION 2.15.  Use of Proceeds........................................    21
    SECTION 2.16.  Extensions of Termination Date and Final Maturity Date.    21

ARTICLE III CONDITIONS TO EFFECTIVENESS AND LENDING
    SECTION 3.01.  Conditions Precedent to Effectiveness of Section 2.01..    22
    SECTION 3.02.  Conditions Precedent to Each Borrowing and to Extension
                   of the Final Maturity Date.............................    23
    SECTION 3.03.  Determinations Under Section 3.01......................    24

ARTICLE IV REPRESENTATIONS AND WARRANTIES
    SECTION 4.01.  Representations and Warranties of the Borrower.........    24

ARTICLE V COVENANTS OF THE BORROWER
    SECTION 5.01.  Affirmative Covenants..................................    26
    SECTION 5.02.  Negative Covenants.....................................    29
    SECTION 5.03.  Leverage Ratio.........................................    31

ARTICLE VI EVENTS OF DEFAULT
    SECTION 6.01.  Events of Default......................................    31

ARTICLE VII THE AGENT
    SECTION 7.01.  Authorization and Action...............................    33
    SECTION 7.02.  Agent's Reliance, Etc..................................    33
    SECTION 7.03.  Citibank and Affiliates................................    34
    SECTION 7.04.  Lender Credit Decision.................................    34
    SECTION 7.05.  Indemnification........................................    34
    SECTION 7.06.  Successor Agent........................................    34
    SECTION 7.07.  Senior Managing Agents and Co-Documentation Agents as
                   Lenders................................................    35

ARTICLE VIII MISCELLANEOUS
    SECTION 8.01.  Amendments, Etc........................................    35
    SECTION 8.02.  Notices, Etc...........................................    35

    SECTION 8.03.  No Waiver; Remedies....................................    35
    SECTION 8.04.  Costs and Expenses; Indemnification; Limitation of
                   Liability..............................................    35
    SECTION 8.05.  Right of Setoff........................................    36
    SECTION 8.06.  Binding Effect.........................................    36
    SECTION 8.07.  Assignments, Designations and Participations...........    37
    SECTION 8.08.  Confidentiality........................................    39
    SECTION 8.09.  Governing Law..........................................    39
    SECTION 8.10.  Execution in Counterparts..............................    39
    SECTION 8.11.  Jurisdiction, Etc......................................    39
    SECTION 8.12.  Severability of Provisions.............................    40

    SCHEDULES

    Schedule I - List of Applicable Lending Offices

    Schedule II - Non-Core Subsidiaries

    Schedule 3.01(b) - Disclosed Litigation

    Schedule 4.01(c) - Required Authorizations and Approvals

    Schedule 5.02(a) - Liens


    EXHIBITS

    Exhibit A    -    Form of Revolving Credit Note

    Exhibit B    -    Form of Notice of Revolving Credit Borrowing

    Exhibit C    -    Form of Assignment and Acceptance

    Exhibit D    -    Form of Opinion of Counsel for the Borrower

                             COLUMBIA ENERGY GROUP
                                CREDIT AGREEMENT


                           Dated as of March 11, 1998


                  Columbia Energy Group, a Delaware corporation (formerly known as The Columbia Gas System, Inc.) (the "Borrower"), the banks, financial institutions and other institutional lenders (the "Initial Lenders") listed on the signature pages hereof, and Citibank, N.A. ("Citibank"), as administrative agent, co-documentation agent and co-syndication agent (the "Agent") for the Lenders (as hereinafter defined), agree as follows:


                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

                  SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Adjusted CD Rate" means, for any Interest Period for each CD Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum equal to the sum of:

                        (a) the rate per annum obtained by dividing (i) the rate
                  of interest determined by the Agent to be the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the consensus bid rate determined by the Agent for the bid rates per annum, at 9:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period, of two or more New York certificate of deposit dealers of recognized standing selected by the Agent for the purchase at face value of certificates of deposit of each Reference Bank in an amount substantially equal to such Reference Bank's CD Rate Advance comprising part of such Revolving Credit Borrowing and with a maturity equal to such Interest Period, by (ii) a percentage equal to 100% minus the Adjusted CD Rate Reserve Percentage for such Interest Period, plus

                        (b) the Assessment Rate for such Interest Period.

                  "Adjusted CD Rate Reserve Percentage" for any Interest Period for all CD Rate Advances comprising part of the same Revolving Credit Borrowing means the reserve percentage applicable on the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) U.S. dollar nonpersonal time deposits in the United States and with a maturity equal to such Interest Period.

                  "Advance" means a Revolving Credit Advance.

                  "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

                  "Agent's Account" means the account of the Agent maintained by the Agent at Citibank with its office at 2 Penn's Way, Suite 200, New Castle, Delaware 19720.

                  "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance or a CD Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

                  "Applicable Margin" means, as of any date, a percentage per annum determined by reference to the public debt rating in effect on such date as set forth below:

============================================================================================================
Public Debt Rating         Applicable Margin for      Applicable Margin for     Applicable       Applicable
   S&P/Moody's              Base Rate Advances       Eurodollar Rate Advances     Margin         Margin for
                                                                                for CD Rate     Facility Fee
                                                                                 Advances
============================================================================================================
Level 1                              0                          .13%              .255%             .05%
  AA-/AA3 or higher
------------------------------------------------------------------------------------------------------------
Level 2                              0                          .20%              .325%             .06%
  A+/A/A-/A1/A2/A3
------------------------------------------------------------------------------------------------------------
Level 3                              0                         .215%               .34%            .085%
  BBB+/Baa1
------------------------------------------------------------------------------------------------------------
Level 4                              0                          .26%              .385%            .105%
  BBB/Baa2
------------------------------------------------------------------------------------------------------------
Level 5                              0                          .31%               .45%            .125%
  BBB-/Baa3 or lower
============================================================================================================

         For purposes of this definition, "public debt rating" means, as of any date, the rating that has been most recently announced by either S&P or Moody's, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if only one of S&P and Moody's shall have in effect a public debt rating, the Applicable Margin shall be determined by reference to the available rating; (b) if neither S&P nor Moody's shall have in effect a public debt rating, the Applicable Margin will be set in accordance with Level 5 under the definition of "Applicable Margin";
         (c) if the ratings established by S&P and Moody's shall fall within different levels, the Applicable Margin shall be determined by reference to the higher rating; provided, however, that if the ratings are different by two or more levels, the Applicable Margin shall be determined by reference to the rating that is one rating lower than the higher rating; (d) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody's shall change the basis on which ratings are established, each reference to the public debt rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

                  "Appropriate Lender" means, at any time, with respect to the Revolving Credit Facility, a Lender that has a Revolving Credit Commitment with respect to such Facility at such time.

                  "Arranger" means Citicorp Securities, Inc., as arranger of the syndicate of Initial Lenders hereunder.

                  "Assessment Rate" for any Interest Period for all CD Rate Advances comprising part of the same Revolving Credit Borrowing means the annual assessment rate estimated by the Agent on the first day of such Interest Period for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States.

                  "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

                  "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, 11 U.S.C. Sections 101 et seq., as amended from time to time.

                  "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

                           (a) the rate of interest announced publicly by
                  Citibank in New York, New York, from time to time, as Citibank's base rate; and

                           (b) 1/2 of one percent per annum above the Federal
                  Funds Rate.

                  "Base Rate Advance" means a Revolving Credit Advance that bears interest as provided in Section 2.05(a)(i).

                  "Borrowing" means a Revolving Credit Borrowing.

                  "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

                  "Capitalized Leases" has the meaning specified in clause (e) of the definition of "Debt".

                  "Capitalization" means, with respect to any Subsidiary, the total amount of liabilities of such Subsidiary plus the total amount of equity of such Subsidiary all as determined in accordance with GAAP.

                  "Cash Collateral Account" means an interest bearing cash collateral account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon such terms as may be satisfactory to the Agent.

                  "CD Rate Advance" means a Revolving Credit Advance that bears interest as provided in Section 2.05(a)(iii).

                  "CGTC" means Columbia Gas Transmission Corporation, a wholly-owned subsidiary of the Borrower as of the date hereof.

                  "Citibank" means Citibank, N.A.

                  "Co-Documentation Agents" means The Chase Manhattan Bank, Morgan Guaranty Trust Company of New York and PNC
         Bank, National Association.

                  "Confidential Information" means information that the Borrower furnishes to the Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than the Borrower or any of its Affiliates.

                  "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

                  "Convert", "Conversion" and "Converted" each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of another Type pursuant to Section 2.06 or 2.08.

                  "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, excluding (x) such obligations arising in the ordinary course of business and maturing six months or less from the date of creation thereof; and (y) such obligations arising in the ordinary course of business and maturing in more than six months if in the aggregate on a consolidated basis for the Borrower and its Subsidiaries such obligations are less than $30,000,000, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other similar title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),
         (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases ("Capitalized Leases") (provided that the value of any Capitalized Lease shall be equal to the value of such Capitalized Lease that is or should be capitalized in accordance with GAAP), (f) an amount equal to the present value (discounted at the then applicable five-year treasury bond rate) of operating lease obligations of such Person in excess of $30,000,000 in any calendar year, disregarding for this purpose leases other than those with an initial or remaining noncancellable lease term in excess of one year, (g) to the extent required to be reflected on the balance sheet of such Person prepared in accordance with GAAP or in the footnotes thereto, all Debt of others directly and indirectly guaranteed by such Person, but only to the extent of such direct or indirect guarantee, and only to the extent that in the aggregate or a consolidated basis for the Borrower and its Subsidiaries such obligations exceed $30,000,000 and (h) to the extent required to be reflected on the balance sheet of such Person prepared in accordance with GAAP or in the footnotes thereto, all Debt referred to in clauses
         (a) through (g) above secured by any Lien on property owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, but only to the extent of the book value of the property subject to such Lien.

                  "Declining Lender" has the meaning specified in Section
         2.16(a).

                  "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                  "Disclosed Litigation" has the meaning specified in Section 3.01(b).

                  "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

                  "Effective Date" has the meaning specified in Section 3.01.

                  "Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International

         Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000 so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (v); (vi) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $1,000,000,000 and (viii) any other Person approved by the Agent and the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

                  "Environmental Action" means any material action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, proceeding, consent order or consent agreement arising pursuant to, or in connection with, an alleged violation of any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

                  "Environmental Law" means any applicable federal, state or local statute, law, ordinance, rule, regulation, code, order, judgment or decree relating to pollution or protection of the environment, health or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

                  "Environmental Permit" means any permit, approval, license or other authorization required under any Environmental Law.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, the entirety of Section 414 of the Internal Revenue Code.

                  "ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any ERISA Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of an ERISA Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such ERISA Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to an ERISA Plan; (c) the provision by the administrator of any ERISA Plan of a notice of intent pursuant to
         Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA) to terminate such ERISA Plan pursuant to Section 4041(c) of ERISA; (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any ERISA Plan; (g) the adoption of an amendment to an ERISA Plan requiring the provision of security to such ERISA Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate an ERISA Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in
         Section 4042(a) of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, an ERISA Plan; provided, however, that the occurrence of an event or condition described in Section 4042(a)(4) of ERISA shall be an ERISA Event only if (i) the Borrower or any ERISA Affiliate knows or has reason to know thereof or (ii) the PBGC has notified the Borrower or any ERISA Affiliate that it is considering termination of an ERISA Plan on such basis.

                  "ERISA Plan" means a Single Employer Plan or a Multiple Employer Plan.

                  "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

                  "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period. The Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.06.

                  "Eurodollar Rate Advance" means a Revolving Credit Advance that bears interest as provided in Section 2.05(a)(ii).

                  "Eurodollar Rate Reserve Percentage" of any Lender for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

                  "Events of Default" has the meaning specified in Section 6.01.

                  "Existing Agreement" means the $1,000,000,000 credit agreement dated as of November 28, 1995 among the Borrower, the Agent and the lender parties thereto.

                  "Extending Lender" has the meaning specified in Section
         2.16(a).

                  "Facility" means the Revolving Credit Facility.

                  "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

                  "Final Maturity Date" means (a) the Termination Date or (b) if extended pursuant to Section 2.16(b), the date requested by the Borrower pursuant to Section 2.16(b), but in no event shall such date be later than the first anniversary of the then scheduled Termination Date.

                  "Five-Year Credit Agreement" means the Credit Agreement dated as of March 11, 1998 among the Borrower, the Agent and the lenders named therein.

                  "Five-Year Loan Documents" means the Five-Year Credit Agreement and the Five-Year Notes.

                  "Five-Year Notes" means each of the promissory notes of the Borrower executed pursuant to the Five-Year Credit Agreement.

                  "GAAP" has the meaning specified in Section 1.03.

                  "Hazardous Materials" means (a) petroleum and petroleum products or byproducts, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic under any Environmental Law.

                  "Indenture" means the indenture dated as November 28, 1995 between the Borrower and Marine Midland Bank, N.A., Trustee, as amended and supplemented to the date hereof.

                  "Information Memorandum" means the information memorandum dated January 1998 used by the Arranger in connection with the syndication of the Revolving Credit Commitments.

                  "Interest Period" means, for each Eurodollar Rate Advance or CD Rate Advance comprising part of the same Revolving Credit Borrowing, the period commencing on the date of such Eurodollar Rate Advance, CD Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance or CD Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances and CD Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be
         (a) in the case of a Eurodollar Rate Advance, one, two, three, six, or (with the consent of all Lenders) twelve months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select and (b) in the case of a CD Rate Advance, 30, 60, 90 or 180 days as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the second Business Day prior to the first day of such Interest Period, select; provided, however, that:

                           (i) the Borrower may not select any Interest Period
                  that ends after the Final Maturity Date;

                           (ii) Interest Periods commencing on the same date for
                  Eurodollar Rate Advances or CD Rate Advances comprising part of the same Revolving Credit Borrowing shall be of the same duration;

                           (iii) whenever the last day of any Interest Period
                  would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                           (iv) whenever the first day of any Interest Period
                  occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "Lenders" means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07(a), (b) and (c).

                  "Lien" means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, any easement, right of way or other encumbrance of record on title to real property.

                  "Loan Documents" means this Agreement and each Note executed hereunder.

                  "Material Adverse Change" means any material adverse change in the condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole.

                  "Material Adverse Effect" means a material adverse effect on
         (a) the condition (financial or otherwise) or operations of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under any Loan Document or (c) the ability of the Borrower to perform its obligations under any Loan Document or any Five-Year Loan Document.

                  "Material Subsidiaries" means all of the Borrower's Subsidiaries excluding (i) each Subsidiary listed on Schedule II hereto and (ii) any other Subsidiary hereafter formed or acquired unless or until the Borrower's direct or indirect investment therein exceeds $10,000,000 or the assets of such Subsidiary exceeds $25,000,000.

                  "Moody's" means Moody's Investors Service, Inc.

                  "Multiemployer Plan" means a multiemployer plan, as defined in
         Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                  "Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of

         ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

                  "Non-Recourse Debt" means (a) Debt of a Project Finance Subsidiary and (b) Debt of any other Person other than the Borrower or a Material Subsidiary secured by a Lien in or upon one or more assets of such Person where the rights and remedies of the holder of such Debt in respect of such Debt do not extend to any other assets of such Person other than in respect of claims for (a) misapplied moneys, including insurance and condemnation proceeds and security deposits,
         (b) indemnification by such person in favor of holders of such Debt and their Affiliates in respect of liabilities to third parties, including environmental liabilities, (c) breaches of customary representations and warranties given to the holder of such Debt and (d) such other similar obligations as are customarily excluded from the provisions that otherwise limit the recourse of commercial lenders making so-called "non-recourse" loans to institutional borrowers and trustees and agents for such lender.

                  "Note" means a Revolving Credit Note.

                  "Notice of Revolving Credit Borrowing" has the meaning specified in section 2.02(a).

                  "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

                  "Permitted Liens" means (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not themselves render such title unmarketable or materially adversely affect the use of such property for its present purposes; and (e) pledges or deposits to secure the performance of bids, contracts, leases, surety or appeal bonds or other obligations of a like nature.

                  "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

                  "PNC Bank" means PNC Bank, National Association.

                  "Project Finance Subsidiary" means a Subsidiary of the Borrower created and maintained for the sole purpose of developing, constructing, financing, holding or operating, directly or indirectly, a property or project or a group of related properties or projects, either alone or with one or more other Persons, and that (a) does not engage in any business unrelated to such Subsidiary, project or property or the financing thereof, and (b) does not have any assets or Debt other than those related to its interest in such subsidiary, project or property or the financing thereof.

                  "Pro Rata Share" of any amount means, with respect to any Lender at any time, the product of such amount times, in the case of a Lender, a fraction the numerator of which is the amount of such Lender's Revolving Credit Commitment at such time and the denominator of which is the aggregate amount of the Revolving Credit Commitments of all Lenders at such time.

                  "PUHCA" means the Public Utility Holding Company Act of 1935, as amended from time to time.

                  "Reference Banks" means Citibank and Canadian Imperial Bank of Commerce.

                  "Register" has the meaning specified in Section 8.07(g).

                  "Replacement Lender" has the meaning specified in Section 2.16(a).

                  "Required Lenders" means at any time Lenders owed at least 51% of the then aggregate unpaid principal amount of the Revolving Credit Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least 51% of the Revolving Credit Commitments.

                  "Revolving Credit Advance" means an advance by a Lender to the Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance, a CD Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Revolving Credit Advance).

                  "Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

                  "Revolving Credit Commitment" has the meaning specified in
         Section 2.01(a).

                  "Revolving Credit Facility" means, at any time, the aggregate amount of the Lenders' Revolving Credit Commitments at such time.

                  "Revolving Credit Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

                  "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc.

                  "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

                  "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate which is consolidated under GAAP with the accounts of such Person of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

                  "Tangible Net Worth" means, at any time, the excess of total assets over total liabilities (including, without limitation, the aggregate liquidation value of all stock of such Person that is mandatorily redeemable other than for the common stock of such Person or that may be put by the holder to such Person for consideration other than the common stock of such Person, in either case on or before December 31, 2004) of the Borrower and its Subsidiaries at such time, on a Consolidated basis, total assets and total liabilities each to be determined in accordance with GAAP, excluding, however, from the determination of total assets (i) goodwill, organizational expenses, research and development expenses, trademark, trade names, copyrights, patents, patent applications, licenses and rights if any thereof, and other similar intangibles, (ii) all prepaid expenses and deferred charges (other than those of the type incurred by the Borrower and its Subsidiaries in the ordinary course of business on or immediately prior to the date hereof) or unamortized debt discount and expense, (iii) all reserves carried and not deducted from assets, (iv) treasury stock, (v) securities (other than investments which are accounted for pursuant to GAAP as investments or property, plant and equipment) which are not readily marketable, (vi) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or indebtedness, except to the extent such capital stock or indebtedness is included in total liabilities pursuant to GAAP,
         (vii) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to September 30, 1997, other than write-ups of assets of a going concern business made within 12 months after the acquisition of such business pursuant to GAAP, and (viii) any items not included in clauses (i) through (vii) above which are treated as intangibles in conformity with GAAP; provided, however, that notwithstanding the foregoing exclusions, regulatory assets recorded on the Consolidated balance sheet of the Borrower and its Subsidiaries shall not be excluded for purposes of determining Tangible Net Worth.

                  "Termination Date" means the earlier of (i) 364 days after the Effective Date or, if extended pursuant to Section 2.16(a), the date that is 364 days after the Termination Date then in effect, and (ii) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.03 or 6.01.

                  "Total Debt" means, at any time, all Debt (including, without limitation, the aggregate outstanding principal amount of all Advances hereunder) of the Borrower and its Subsidiaries, on a Consolidated basis at such time, provided that for the purposes of the calculation of Total Debt, any Non-Recourse Debt shall be included only in an amount equal to the lessor of (i) the principal amount of such Non-Recourse Debt and (ii) the equity of the Borrower and its Subsidiaries in the asset or Project Finance Subsidiary, as the case may be, relating to such Non-Recourse Debt.

                  "Type" has the meaning specified in the definition of "Revolving Credit Advance".

                  "UCP" has the meaning specified in Section 8.09.

                  "Unused Revolving Credit Commitment" means at any time, (a) the aggregate Revolving Credit Commitment at such time minus (b) the sum of the aggregate principal amount of all Revolving Credit Advances made by all Lenders and outstanding at such time.

                  "U.S. Dollar" and the sign "$" each means lawful money of the United States.

                  "Voting Stock" means outstanding capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

                  "Wholly Owned Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate which is consolidated with the accounts of such Person and of which (or in which) 100% (other than directors' qualifying shares or interests) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Wholly Owned Subsidiaries or by one or more of such Person's other Wholly Owned Subsidiaries.

                  "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

                  SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

                  SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles, as in effect on the date hereof, consistent with those applied in the preparation of the financial statements referred to in
Section 4.01(e) ("GAAP").


                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES

                  SECTION 2.01. The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender's name on the signature pages hereof under the caption "Revolving Credit Commitment" or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(g), as such amount may and shall be reduced pursuant to Section 2.03 (such Lender's "Revolving Credit Commitment"), provided that no Revolving Credit Borrowing shall be made if, following the making of such Revolving Credit Borrowing the aggregate amount of the Advances then outstanding would exceed the aggregate amount of the Revolving Credit Commitments of the Lenders. Each Revolving Credit Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender's Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.09 and, unless the Borrower has delivered a request pursuant to the provisions of Section 2.16(b), reborrow under this Section 2.01(a).

                  SECTION 2.02. Making the Advances. (a) Each Revolving Credit Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on (i) the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, (ii) the second Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of CD Rate Advances, and (iii) the first Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or tested telex. Each such notice of a Revolving Credit Borrowing (a "Notice of Revolving Credit Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier or tested telex in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances or CD Rate Advances, initial Interest Period for each such Revolving Credit Advance. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Revolving Credit Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's ratable portion of such Revolving Credit Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent's address referred to in Section 8.02.

                  (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.06 or
2.11 and (ii) Revolving Credit Advances may not be outstanding as part of more than ten separate Borrowings; provided, however, that for purposes of the limitation set forth in clause (ii) of this sentence, all Borrowings consisting of Base Rate Advances shall constitute a single Borrowing.

                  (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances or CD Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense to the extent incurred by such Lender as a direct result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

                  (d) Unless the Agent shall have received notice from the Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Revolving Credit Commitment, that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section
2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay or pay to the Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.05 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender's Advance as part of such Borrowing for all purposes.

                  (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

                  SECTION 2.03. Optional Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon at least three Business Days' notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Revolving Credit Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

                  SECTION 2.04. Repayment of Revolving Credit Advances. The Borrower shall repay to the Agent for the ratable account of the Lenders on the Final Maturity Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

                  SECTION 2.05. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                  (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of
         (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the first Business Day of each January, April, July and October during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

                  (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

                  (iii) CD Rate Advances. During such periods as such Advance is a CD Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Adjusted CD Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than 90 days, on each day that occurs during such Interest Period every 90 days from the first day of such Interest Period and on the date such CD Advance shall be Converted or paid in full.

                  (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i), (a)(ii) or
(a)(iii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i),
(a)(ii) or (a)(iii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

                  (c) Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Advance of such Lender during such periods as such Advance is a Eurodollar Rate Advance, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for such Interest Period for such Eurodollar Rate Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Eurodollar Rate Advance. Such additional interest shall be determined by such Lender and notified to the Borrower through the Agent.

                  SECTION 2.06. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate and each Adjusted CD Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the

Lenders of the applicable interest rate determined by the Agent for purposes of
Section 2.05(a)(i), (ii) or (iii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.05(a)(ii) or (iii).

                  (b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent prior to the commencement of the Interest Period therefor that the Eurodollar Rate for such Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

                  (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances or any CD Rate Advance in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

                  (d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances or CD Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

                  (e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Advance and CD Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances or CD Rate Advances shall be suspended.

                  (f) If none of the Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate or Adjusted CD Rate for any Eurodollar Rate Advances or CD Rate Advances, as the case may be:

                  (i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances or CD Rate Advances, as the case may be,

                  (ii) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

                  (iii) the obligation of the Lenders to make Eurodollar Rate Advances or CD Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

                  SECTION 2.07. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the daily aggregate amount of such Lender's Revolving Credit Commitment (i) from the earlier of (x) the Effective Date or (y) 30 days following the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender (but not prior to the earlier of (i) the Effective Date or (ii) 30 days following the date hereof) in the case of each other Lender until the Termination Date then in effect, at a rate per annum equal to the Applicable Margin in effect from time to time or
(ii) if the Borrower has extended the Final Maturity date pursuant to Section 2.16(b), from the Termination Date then in effect until the Final Maturity Date as a per annum rate equal to the Applicable Margin in effect from time to time, payable in arrears quarterly on the first Business

Day of each January, April, July and October, commencing April 1, 1998, and on the Termination Date or Final Maturity Date.

                  (b) Agent's Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

                  (c) Arranger's, Co-Documentation Agents and Co-Arranger's Fee. The Borrower shall pay to the Arranger for its own account or, as applicable, the account of a Co-Documentation Agent or Co-Arranger such fees as agreed between the Borrower and the Arranger, the Borrower and the Co-Arrangers and the Borrower and the Co-Documentation Agents.

                  (d) Senior Managing and Co-Agents' Fee. The Borrower shall pay to the Agent for the account of each Senior Managing and Co-Agent such fees as specified in the Information Memorandum.

                  SECTION 2.08. Optional Conversion of Revolving Credit Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections
2.06 and 2.11, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of another Type or change the Interest Period therefor into another permissible Interest Period; provided, however, that (i) in the event that any Conversion of Eurodollar Rate Advances or CD Rate Advances into Base Rate Advances is made on a day other than the last day of an Interest Period for such Eurodollar Rate Advances or CD Rate Advances, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c), (ii) each Conversion shall be of Advances in an aggregate amount not less than $10,000,000, (iii) no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and (iv) each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the appropriate Lenders in accordance with their Revolving Credit Commitments under such Facility. Each such notice of a Conversion shall, within the restrictions specified above, specify (A) the date of such Conversion, (B) the Advances to be Converted and (C) if such Conversion is into Eurodollar Rate Advances or CD Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

                  SECTION 2.09. Prepayments of Advances. (a) Optional. The Borrower may, upon (i) at least three Business Days' notice in the case of a Eurodollar Rate Advance or CD Rate Advance and (ii) at least one Business Day's notice in the case of a Base Rate Advance in each case to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of such Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof ; provided, however, that following each partial prepayment of any Eurodollar Rate Advance the remaining outstanding amount of such Advance shall be at least $10,000,000 and (y) in the event of any such prepayment of a Eurodollar Rate Advance or CD Rate Advance other than on the last day of the Interest Period therefor, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

                  (b) Mandatory. (i) The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings equal to the amount by which (A) the sum of the aggregate principal amount of the Revolving Credit Advances exceeds (B) the Revolving Credit Facility on such Business Day.

                  (ii) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid. If any payment required to be made under this

Section 2.09(b) on account of Eurodollar Rate Advances or CD Rate Advances would be made other than on the last day of the applicable Interest Period therefor, the Borrower may, in lieu of prepaying such Advance, deposit the amount of such payment in the Cash Collateral Account until the last day of the applicable Interest Period at which time such payment shall be made.

                  SECTION 2.10. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation, with respect to any Eurodollar Rate Advance or CD Rate Advance, after the date hereof or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), adopted or made, with respect to any Eurodollar Rate Advance or CD Rate Advance, after the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or CD Rate Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from taxes, including Taxes and Other Taxes (as to which Section 2.13 shall govern)), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost to the extent actually incurred; provided, however, that, before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the sole reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, setting forth the basis therefor in reasonable detail, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

                  (b) If any Lender reasonably determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) adopted after the date hereof affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder to the extent actually incurred; provided, however, that, before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such additional amounts payable under this subsection (b) and would not, in the sole reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to such amounts setting forth the basis therefor in reasonable detail, submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

                  (c) Notwithstanding any other provision in this Section 2.10, no Lender shall be entitled to demand compensation pursuant to this Section 2.10 unless, at such time, it is the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other comparable credit agreements with borrowers of similar credit quality. The Borrower shall pay each Lender the amount shown as due on any certificate delivered by such Lender pursuant to subsection (a) or (b) above within 30 days after its receipt of the same.

                  (d) No Lender shall be entitled to compensation under this
Section 2.10 for any costs incurred or reductions suffered with respect to any event or circumstance unless such Lender shall have notified the Borrower, not more than 120 days after such Lender becomes aware of such event or circumstance, that it will demand compensation for such costs or reductions in a certificate described in the last sentence of each of subsections (a) and (b) above.

                  SECTION 2.11. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended, whereupon any request by the Borrower for a Borrowing comprised of Eurodollar Rate Advances shall be deemed a request for a Base Rate Advance until the affected Lender shall notify the Agent and the Borrower that the circumstances causing such suspension no longer exist and (ii) the Lenders may require that all outstanding Eurodollar Rate Advances made by it be Converted to Base Rate Advances, in which event all such Eurodollar Rate Advances shall be automatically Converted to Base Rate Advances as of the effective date of such notice; provided, however, that each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would enable such Lender to withdraw its notice under this Section and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. In the event any Lender shall notify the Agent and the Borrower of the occurrence of the circumstances causing such suspension under this Section, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Rate Advances that would have been made by such Lender or the Converted Eurodollar Rate Advances shall instead be applied to repay the Base Rate Advances made by such Lender in lieu of such Eurodollar Rate Advances, or resulting from the Conversion of such Eurodollar Rate Advances. For purposes of this Section 2.11, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Rate Advance, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Rate Advance; in all other cases such notice shall be effective on the date of the occurrence of the circumstances causing such suspension.

                  SECTION 2.12. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent's Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.10, 2.13 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

                  (b) All computations of interest based on the Base Rate (to the extent governed by clause (a) of the definition thereof) shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, Adjusted CD Rate or the Federal Funds Rate and of facility fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                  (c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate

Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                  (d) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

                  SECTION 2.13. Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized, managed or controlled or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made,
(ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                  (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made under any Note or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any the Note (hereinafter referred to as "Other Taxes").

                  (c) The Borrower shall indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any taxes imposed by any jurisdiction on amounts payable under this Section 2.13) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including, without limitation, penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

                  (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under the Notes by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes imposed by the jurisdiction from which such payment is made. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

                  (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service forms 1001 or 4224, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) the lesser of (i) the United States withholding tax, if any, applicable with respect to the Lender assignee on such date and (ii) the United States withholding tax, if any, applicable with respect to the Lender assignor on such date. For purposes of this subsection (e), the term Assignment and Acceptance shall include a change in the Applicable Lending Office of a Lender. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.

                  (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.13(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.13(a) or
(c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes and any cost or expense incurred by the Borrower in connection therewith shall be promptly reimbursed by such Lender.

                  (g) If a Lender or the Agent receives a refund from a taxing authority in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall within 30 days from the date of such receipt pay over such refund to the Borrower, net of all out-of-pocket expenses of such Lender or the Agent; provided, however, that the Borrower, upon the request of such Lender or the Agent, agrees to repay the amount paid over to the Borrower to such Lender or the Agent in the event such Lender or the Agent is required to repay such refund to such taxing authority.

                  (h) Any Lender claiming any indemnity payment or additional amounts payable pursuant to this Section 2.13 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the sole reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

                  SECTION 2.14. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Revolving Credit Advances owing to it (other than pursuant to Section 2.10, 2.13 or 8.04(c)) in excess of its ratable share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participation in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

                  SECTION 2.15. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries including, without limitation, the financing of acquisitions not otherwise prohibited by this Agreement.

                  SECTION 2.16. Extensions of Termination Date and Final Maturity Date. (a) No earlier than 60 days and no later than 45 days prior to the Termination Date in effect at any time, the Borrower may, by written notice to the Administrative Agent, request that such Termination Date be extended for a period of 364 days. Such request shall be irrevocable and binding upon the Borrower. The Administrative Agent shall promptly notify each Lender of such request. If a Lender agrees, in its individual and sole discretion, to so extend its Revolving Credit Commitment (an "Extending Lender"), it shall deliver to the Administrative Agent a written notice of its agreement to do so no earlier than 30 days and no later than 20 days prior to such Termination Date and the Administrative Agent shall notify the Borrower of such Extending Lender's agreement to extend its Commitment no later than 15 days prior to such Termination Date. The Revolving Credit Commitment of any Lender that fails to accept or respond to the Borrower's request for extension of the Termination Date (a "Declining Lender") shall be terminated on the Termination Date originally in effect (without regard to any extension by other Lenders) and on such Termination Date the Borrower shall pay in full the principal amount of all Advances owing to such Declining Lender, together with accrued interest thereon to the date of such payment of principal and all other amounts payable to such Declining Lender under this Agreement. The Administrative Agent shall promptly notify each Extending Lender of the aggregate Commitments of the Declining Lender. The Extending Lenders, or any of them, may offer to increase their respective Commitments by an aggregate amount up to the aggregate amount of the Declining Lenders' Commitments and any such Extending Lender shall deliver to the Administrative Agent a notice of its offer to so increase its Commitment no later than 15 days prior to such Termination Date. To the extent of any shortfall in the aggregate amount of extended Commitments, the Borrower shall have the right to require any Declining Lender to assign in full its rights and obligations under this Agreement to an Eligible Assignee designated by the Borrower and acceptable to the Administrative Agent, such acceptance not to be unreasonably withheld, that agrees to accept all of such rights and obligations (a "Replacement Lender"), provided that (i) such increase and/or such assignment is otherwise in compliance with Section 8.07, (ii) such Declining Lender receives payment in full of the principal amount of all Advances owing to such Declining Lender, together with accrued interest thereon to the date of such payment of principal and all other amounts payable to such Declining Lender under this Agreement and (iii) any such increase shall be effective on the Termination Date in effect at the time the Borrower requests such extension and any such assignment shall be effective on the date specified by the Borrower and agreed to by the Replacement Lender and the Administrative Agent. If Extending Lenders and Replacement Lenders provide Commitments in an aggregate amount at least equal to 51% of the aggregate amount of the Commitments outstanding 30 days prior to the Termination Date in effect at the time the Borrower requests such extension, the Termination Date shall be extended by 364 days for such Extending Lenders, subject, however, to the provisions of subsection (b) of this Section 2.16.

                  (b) No earlier than 60 days and no later than 45 days prior to the Termination Date in effect at any time, the Borrower may, by written notice to the Administrative Agent, request that the Final Maturity Date be a date occurring up to the first anniversary of the then scheduled Termination Date. Such request shall be irrevocable and binding upon the Borrower. The Administrative Agent shall promptly notify each Lender of such request. Subject to the satisfaction of the applicable conditions set forth in Section 3.02 as of such Termination Date, the Final Maturity Date shall be, effective as of such Termination Date, such date as the Borrower shall request pursuant to this subsection (b) of this Section 2.16 and, as of such Termination Date, all Unused Revolving Credit Commitments shall be canceled.

                                   ARTICLE III

                     CONDITIONS TO EFFECTIVENESS AND LENDING

                  SECTION 3.01. Conditions Precedent to Effectiveness of Section
2.01. Section 2.01 of this Agreement shall become effective on and as of the first date occurring not later than March 20, 1998 (the "Effective Date") on which the following conditions precedent have been satisfied:

                  (a) There shall have occurred no Material Adverse Change since December 31, 1996.

                  (b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Material Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 3.01(b) hereto (the "Disclosed Litigation") or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, and there shall have been no material adverse change in the status, or financial effect on the Borrower and its Material Subsidiaries taken as a whole, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

                  (c) All governmental, regulatory and third party consents and approvals necessary in connection with the transactions contemplated hereby (including, without limitation, all consents and approvals required under PUHCA) shall have been obtained (without the imposition of any conditions that are not acceptable in the reasonable judgment of the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

                  (d) The Borrower shall have notified the Agent in writing as to the proposed Effective Date.

                  (e) The Borrower shall have paid all fees and expenses of the Agent and fees of the Lenders (including the fees and expenses of counsel to the Agent) and fees of the Co-Documentation Agents then due; provided that the Borrower shall not be required to pay any expenses (including fees and expenses of counsel to the Agent) on the Effective Date unless the Borrower shall have received an invoice therefor at least three Business Days prior to the Effective Date.

                  (f) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

                           (i) the representations and warranties contained in
                  Section 4.01 are correct on and as of the Effective Date,

                           (ii) no event has occurred and is continuing that
                  constitutes a Default, and

                           (iii) the Information Memorandum and all other
                  information, exhibits and reports furnished by the Borrower to the Agent and the Lenders in connection with the negotiation of the Loan Documents, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (g) The Borrower shall have received, and shall continue to maintain as of the Effective Date, a long term unsecured debt rating equal to or higher than BBB+ from S&P and equal to or higher than Baa1 from Moody's.

                  (h) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Revolving Credit Notes) in sufficient copies for each Lender:

                           (i) The Revolving Credit Notes to the order of the
                  Lenders, respectively.

                           (ii) Certified copies of the resolutions of the Board
                  of Directors of the Borrower approving the Facilities, and of all documents evidencing other necessary corporate action, governmental and regulatory approvals and third party consents (including, without limitation, all approvals and consents required under PUHCA) with respect to this Agreement and the Notes.

                           (iii) A certificate of the Secretary or an Assistant
                  Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

                           (iv) A favorable opinion of LeBoeuf, Lamb, Greene &
                  MacRae, L.L.P., counsel for the Borrower, substantially in the form of Exhibit D hereto.

                           (v) A favorable opinion of Shearman & Sterling,
                  counsel for the Agent, in form and substance satisfactory to the Agent.

                           (vi) Such other approvals, opinions or documents as
                  any Lender through the Agent may reasonably request.

                           (vii) The Agent shall have received on or before the
                  Effective Date a letter from the Borrower, dated on or before such day, terminating in whole the commitments of the banks party to the Existing Agreement, and each of the Lenders that is party to the Existing Agreement waives, upon execution of this Agreement, the three Business Days' notice required by
                  Section 2.05(a) of the Existing Agreement relating to the termination of commitments under the Existing Agreement.

                           (viii) The Borrower shall have satisfied and
                  discharged all of its obligations under the Existing Agreement including, without limitation, the payment of all fees under the Existing Agreement.

                  SECTION 3.02. Conditions Precedent to Each Borrowing and to Extension of the Final

Maturity Date. The obligation of each Lender to make an Advance on the occasion of each Borrowing and the extension of the Final Maturity Date pursuant to
Section 2.16(b) shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing or in the case of the extension of the Final Maturity Date, on the Termination date then in effect, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or notice of extension of the Final Maturity Date, as the case may be, and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

                  (i) the representations and warranties contained in Section
         4.01 are correct on and as of the date of such Revolving Credit, before and after giving effect to such Revolving Credit and to the application of the proceeds therefrom, as though made on and as of such date, and

                  (ii) no event has occurred and is continuing, or would result from such Revolving Credit or from the application of the proceeds therefrom, that constitutes a Default.

                  SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date, which notice shall be conclusive and binding.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

                  (a) The Borrower and the Material Subsidiaries are each entities duly organized, validly existing and in good standing under the laws of the jurisdiction of their organization.

                  (b) The execution, delivery and performance by the Borrower of each of the Loan Documents to which the Borrower is a party, and the consummation of the transactions contemplated thereby, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not (A) contravene (i) the Borrower's charter or by-laws or (ii) any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), or any contractual restriction binding on or, to the Borrower's knowledge, affecting the Borrower (except that certain orders are required under PUHCA for the performance of this Agreement and the execution, performance and delivery of any Note hereunder, which orders have been obtained) or (B) result in the imposition of any Lien.

                  (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of any Loan Document to which the Borrower is a party, except for those authorizations, approvals, actions, notices and filings (including any such authorizations, approvals, actions, notices and filings required under PUHCA for the performance of this Agreement and the execution, performance and delivery of any Note hereunder) listed on Schedule 4.01(c) hereto, all of which, as of the Effective Date, have been duly obtained, taken, given or made and are in full force and effect.

                  (d) This Agreement has been, and each of the other Loan Documents to which the Borrower is a party when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the other Loan Documents to which the Borrower is a party when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms.

                  (e) The Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 1996, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Arthur Andersen, LLP, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 1997, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the nine months then ended, duly certified by the chief accounting officer of the Borrower, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as of September 30, 1997, and said statements of income and cash flows for the nine months ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of the operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. Since December 31, 1996, there has been no Material Adverse Change.

                  (f) The Borrower is a "holding company" and each of the Borrower's Subsidiaries is a "subsidiary company" of the Borrower within the meaning of PUHCA; provided, however, that this representation shall be applicable only so long as PUHCA shall not be abolished or repealed.

                  (g) There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, against or, to the Borrower's knowledge, affecting the Borrower or any of its Material Subsidiaries before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect in a material way the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, and there has been no material adverse change in the status, or financial effect on the Borrower and its Material Subsidiaries taken as a whole, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

                  (h) Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, provided that the Borrower may repurchase its own stock so long as any such repurchase or repurchases are made in the ordinary course of business.

                  (i) The Borrower and each of its Material Subsidiaries is currently in compliance, in all material respects, with all applicable laws, rules, regulations and orders, including, without limitation, compliance with PUHCA and ERISA and Environmental Laws as provided in
         Section 5.01(a), except in each case to the extent that failure to do so is not reasonably likely to have a Material Adverse Effect.

                  (j) No ERISA Event has occurred or is reasonably expected to occur with respect to any ERISA Plan that is reasonably likely to result in a Material Adverse Effect.

                  (k) Neither the Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that is reasonably likely to result in a Material Adverse Effect.

                  (l) Neither the Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, where such notification, reorganization or termination is reasonably likely to result in a Material Adverse Effect.


                                    ARTICLE V

                            COVENANTS OF THE BORROWER

                  SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Revolving Credit Commitment hereunder, the Borrower will:

                  (a) Compliance with Laws, Etc. Comply, and cause each of its Material Subsidiaries to comply, in all material respects, with all material contracts to which it is a party and all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except in each case to the extent that failure to do so is not reasonably likely to result in a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Material Subsidiaries shall be required to comply with any applicable laws, rules, regulations or orders to the extent that the validity thereof or the application thereof to the Borrower or its Subsidiary, as applicable, is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained to the extent required by generally accepted accounting principles.

                  (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Material Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property, except in each case to the extent that failure to do so is not reasonably likely to result in a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Material Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained to the extent required by generally accepted accounting principles, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

                  (c) Maintenance of Insurance. Maintain, and cause each of its Material Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

                  (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its corporate existence, material rights (charter and statutory) and material franchises; provided, however, that (i) the Borrower may consummate any merger or consolidation permitted under
         Section 5.02(b) and (ii) subject only to Section 5.02(c), any Subsidiary may merge, consolidate or liquidate, or be sold or otherwise disposed of or sell or otherwise dispose of its assets and provided further that neither the Borrower nor any of its Material Subsidiaries shall be required to preserve any right or franchise if (x) the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower and its Subsidiaries taken as a whole or the Lenders or
         (y) such right or franchise shall be taken or transferred pursuant to the exercise by any Person of the power of eminent domain or action in lieu of or in settlement of such exercise.

                  (e) Visitation Rights. At any reasonable time and from time to time, subject to reasonable prior notice to the Borrower, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Material Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Material Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided that the Borrower shall be afforded an opportunity to be present during any such discussion with its independent certified public accountants.

                  (f) Keeping of Books. Keep, and cause each of its Material Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

                  (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Material Subsidiaries to maintain and preserve, all of its properties (including, without limitation, all patents, trademarks and other intellectual property) that are material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                  (h) Transactions with Affiliates. Conduct, and cause each of its Material Subsidiaries to conduct, all material transactions otherwise permitted under this Agreement with any of their Affiliates (other than transactions between the Borrower and any of its Wholly Owned Subsidiaries or between any such Wholly Owned Subsidiaries; provided that any Debt (other than Capitalized Leases) of any such Wholly Owned Subsidiary owing to any third party other than the Borrower or another of its Wholly Owned Subsidiaries does not exceed 5% of each Subsidiary's Capitalization) on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate; provided, however, that, notwithstanding the foregoing, (i) the Borrower shall be permitted to continue its present intercompany loan program pursuant to which the Borrower makes loans to Subsidiaries at rates of interest based upon the Borrower's cost of capital and (ii) transactions between the Borrower and Subsidiaries, or between Subsidiaries, conducted at cost, shall be permitted.

                  (i) Reporting Requirements. Furnish to the Lenders:

                           (i) as soon as available and in any event within 50
                  days after the end of each of the first three quarters of each fiscal year of the Borrower, Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief accounting officer of the Borrower as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

                           (ii) as soon as available and in any event within 120
                  days after the end of each fiscal year of the Borrower, (A) a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion (without material qualification) by Arthur Andersen, LLP or other independent public accountants acceptable to the Required Lenders, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP and (B) consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year;

                           (iii) as soon as possible and in any event within
                  three Business Days after any executive officer of the Borrower obtains knowledge of the occurrence of any Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default or event, development or occurrence reasonably likely to have a Material Adverse Effect and the action that the Borrower has taken and proposes to take with respect thereto;

                           (iv) promptly after the sending or filing thereof,
                  copies of all reports that the Borrower sends to its security holders generally, and copies of all reports and effective registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange, other than registration statements filed on Form S-8, any Form 11-K or any reports or filings made pursuant to PUHCA;

                           (v) promptly after the commencement thereof (or, if
                  later, the date that the Borrower determines that the applicable action or proceeding is of the type described in
                  Section 4.01(g)), notice of all actions and proceedings before any court, governmental agency or arbitrator against, or to the Borrower's knowledge affecting the Borrower or any of its Material Subsidiaries of the type described in Section 4.01(g);

                           (vi) promptly and in any event within 15 days after
                  the Borrower or within 30 days after any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred which event has resulted or could reasonably be expected to result in liability exceeding $10,000,000, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto;

                           (vii) promptly and in any event within three Business
                  Days after receipt thereof by the Borrower or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any ERISA Plan or to have a trustee appointed to administer any ERISA Plan;

                           (viii) promptly and in any event within 20 days after
                  the receipt thereof by the Borrower or within 30 days after the receipt thereof by any ERISA Affiliate, a copy of the annual actuarial report for each ERISA Plan the unfunded current liability of which exceeds $10,000,000;

                           (ix) promptly and in any event within five Business
                  Days after receipt thereof by
                  the Borrower or within 10 Business Days after receipt thereof any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan on the Borrower or an ERISA Affiliate in excess of $15,000,000 or the incurrence of any current payment obligations on the Borrower or such ERISA Affiliate in excess of $5,000,000, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan that is reasonably likely to result in the imposition of liability on the Borrower or an ERISA Affiliate in excess of $15,000,000 or the incurrence of any current payment obligations on the Borrower or such ERISA Affiliate in excess of $5,000,000 or (C) the amount of liability incurred, or that may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (A) or (B);

                           (x) promptly after the assertion or occurrence
                  thereof, notice of any Environmental Action against or of any noncompliance by the Borrower or any of its Material Subsidiaries with any Environmental Law or Environmental Permit that would reasonably be expected to have a Material Adverse Effect;

                           (xi) promptly and in any event within two Business
                  Days after receipt by the Borrower of notice of any change in the Borrower's unsecured long-term debt ratings by Moody's or S&P; and

                           (xii) such other information respecting the Borrower
                  or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

                  SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Revolving Credit Commitment hereunder, the Borrower will not:

                  (a) Liens. Create or suffer to exist, or permit any of its Material Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Material Subsidiaries to assign, any right to receive income, other than:

                           (i) Permitted Liens,

                           (ii) Liens to secure obligations of the Borrower's
                  Subsidiaries owing to the Borrower or to other direct Wholly Owned Subsidiaries of the Borrower that have no debt outstanding other than to the Borrower,

                           (iii) Liens existing on the date hereof (and not
                  otherwise included in any other subsection of this Section 5.02(a)) and listed on Schedule 5.02(a) hereto,

                           (iv) Liens on any property acquired by the Borrower
                  or any of its Material Subsidiaries after the date hereof that are existing at the time such property is so acquired and not created in contemplation of the acquisition of such property,

                           (v) Liens on any property of any Person that becomes
                  a Subsidiary of the Borrower after the date hereof that are existing at the time such Person becomes a Subsidiary, other than any such Lien created in contemplation of such Person becoming a Subsidiary,

                           (vi) Liens securing Debt of the Borrower or any of
                  its Material Subsidiaries of the type described in Sections
                  3.03 and 3.04 of the Indenture; provided that, for purposes of this clause (vi), (A) references to "Secured Debt", "Funded Debt" or "Debt" in Sections 3.03 and 3.04 of the Indenture shall be deemed to refer to "Debt" as defined herein, (B) references to the "Company" in Section 3.03 of the Indenture shall be deemed to refer to the "Borrower" or any "Material Subsidiary" as defined herein, and (C) references to "Significant Subsidiary" in Section 3.04 of the Indenture shall be deemed to refer to any "Material Subsidiary" as defined herein,

                           (vii) assignments of receivables for collection in
                  the ordinary course,

                           (viii) sales of receivables in asset securitization
                  transactions,

                           (ix) other Liens securing Debt and other obligations
                  in an aggregate principal amount not to exceed $25,000,000 outstanding,

                           (x) other Liens and assignments, not securing Debt
                  for borrowed money, which, individually or in aggregate, are not reasonably likely to have a Material Adverse Effect, provided that the total aggregate principal amount of Debt or other obligations secured by Liens and assignments under this clause (x) shall not exceed $50,000,000 outstanding, and

                           (xi) except as otherwise restricted or prohibited in
                  the Indenture, the replacement, extension or renewal of any Lien permitted above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

                  (b) Mergers. Merge or consolidate with or into, or sell, lease, transfer or otherwise dispose of its property or assets as, or substantially as, an entirety in a single transaction or a series of transactions to, any Person, except that the Borrower may merge with any other Person so long as the Borrower is the surviving corporation (or the surviving corporation shall be approved by Lenders holding 80% of the Revolving Credit Commitments), provided, in each case, that (i) no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom and (ii) the Borrower shall be able to satisfy all of the conditions set forth in Section
         3.02 at the time of such proposed transaction and immediately thereafter.

                  (c) Sale of Assets. Sell, convey, transfer or otherwise dispose of (whether in one transaction or in a series of transactions), without the written consent of the Required Lenders, (i) more than 25% of its equity investments (measured as of the date of such sale, conveyance, transfer or other disposition) in or (ii) more than 25% of the fair market value (measured as of the date of such sale, conveyance, transfer or other disposition) of the assets (excluding accounts receivable and current inventory held for sale) of either one of the following groups:

                           Group I: Columbia Gas Transmission Corporation; Columbia Gulf Transmission Company

                           Group II: Columbia Gas of Kentucky, Inc.; Columbia Gas of Maryland, Inc.; Columbia Gas of Ohio, Inc.; Columbia Gas of Pennsylvania, Inc.; Columbia Gas of Virginia, Inc.;

         provided, however, that in no event may the aggregate of all sales, conveyances, transfers and other dispositions by the Borrower from the Effective Date through the Final Maturity Date result in the sale, conveyance, transfer or other disposition, without the written consent of the Required Lenders, of (i) more than 25% of its equity investments (measured as of the date hereof) in or (ii) more than 25% of the fair market value (measured as of the date hereof) of the assets (excluding accounts receivable and current inventory held for sale) of either one of the above groups; and provided further, that any sales, conveyances, transfers and other dispositions shall not be counted for purposes of this covenant to the extent that proceeds therefrom are reinvested in any of the entities listed in Group I or Group II and only to the extent that any debt incurred by such entity in connection with such reinvestment would have been permitted if the assets comprising such reinvestment were assets held as of the date of this Agreement; and provided still further that, in any calendar year, sales, conveyances, transfers or other dispositions of property in the ordinary course of business with a value of up to $10,000,000 collectively for Groups I and II shall not be counted for purposes of this covenant.

                  (d) Limitation on Subsidiary Debt. Permit its Significant Subsidiaries (as defined in the Indenture) to incur any Funded Debt (as defined in the Indenture) other than as permitted in the Indenture.

                  (e) Limitation on Material Subsidiary Funding. Enter into any agreement or understanding, and shall not permit any Material Subsidiary to (except with the Borrower) enter into any agreement or understanding, which by its terms limits, in any material respect, a Material Subsidiary's ability to make funds available to the Borrower (whether by way of dividend or other distribution or by way of repayment of intercompany indebtedness); provided, however, that the foregoing shall not prohibit (i) agreements and understandings to which a Subsidiary is a party on the date such Subsidiary first becomes a Subsidiary, (ii) customary provisions in leases and other contracts that prohibit the assignment thereof and (iii) agreements or understandings in connection with Liens permitted hereunder that apply only to the property subject to such Liens.

                  SECTION 5.03. Leverage Ratio. So long as any Advance shall remain unpaid or any Lender shall have any Revolving Credit Commitment hereunder, the Borrower will maintain a ratio of Total Debt to the sum of Total Debt plus Tangible Net Worth of not greater than the amount set forth below for each relevant period set forth below:

                  Relevant Period                           Ratio
                  ---------------                           -----
                  Effective Date - 12/30/98                 0.675:1.00
                  12/31/98 - 12/30/00                       0.650:1.00
                  12/31/00 and thereafter                   0.625:1.00

                                   ARTICLE VI

                                EVENTS OF DEFAULT

                  SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                  (a) the Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement, any Loan Document or any Five-Year Loan Document within five Business Days after the same becomes due and payable; or

                  (b) any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with or pursuant to this Agreement shall prove to have been incorrect in any material respect when made; or

                  (c) (i) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) (as it applies to the Borrower's existence) or (h), 5.01(i)(vi) through (ix), 5.02 or 5.03, or (ii) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e) or (i) (other than 5.01(i)(vi) through (ix)) and such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender and (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

                  (d) (i) the Borrower or any of its Material Subsidiaries (other than any Project Finance Subsidiaries) shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount of at least $30,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, the maturity of such Debt; or
         (iii) any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided, however, that the foregoing clauses (ii) and (iii) shall not apply to any Debt that becomes due or is required to be repaid as a result of the sale or other disposition of, or any casualty or condemnation with respect to, any property securing such Debt, the voluntary termination of any Capitalized Lease, or other circumstances that are not in the nature of a default by or altered circumstances of the obligor in respect of such Debt; or

                  (e) the Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property under any such law and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

                  (f) any final judgment or non-appealable order for the payment of money in excess of $30,000,000 shall be rendered against the Borrower or any of its Material Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (g) any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (h) (i) any Person or two or more Persons acting in concert (excluding any thrift plan or any other employee benefit plan of the Borrower) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 20% or more of the combined voting power of all Voting Stock of the Borrower (determined on a fully diluted basis); or
         (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason to constitute a majority of the board of directors of the Borrower (it being understood that, for purposes of this clause, individuals elected to become new directors of the Borrower during a 24-month period shall be deemed to have been directors of the Borrower at the beginning of such period if the election or nomination of such individuals as directors was approved by a majority of those individuals who at the beginning of such 24-month period were directors of the Borrower and any new directors so approved); or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise (excluding employment contracts with officers of the Borrower), or shall have entered into a contract or arrangement (excluding employment contracts with officers of the Borrower) that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower; or

                  (i) the Borrower or any of its ERISA Affiliates shall incur, or, in the reasonable opinion of the Required Lenders, shall be reasonably likely to incur liability in excess of $30,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.


                                   ARTICLE VII

                                    THE AGENT

                  SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

                  SECTION 7.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in
Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower;
(v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

                  SECTION 7.03. Citibank and Affiliates. With respect to its Revolving Credit Commitment the Advances made by it and the Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders.

                  SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

                  SECTION 7.05. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Revolving Credit Notes then held by each of them (or if no Revolving Credit Notes are at the time outstanding or if any Revolving Credit Notes are held by Persons that are not Lenders, ratably according to the respective amounts of their Revolving Credit Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each

Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

                  SECTION 7.06. Successor Agent. The Agent may resign at any time by giving ten days' written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with the consent of the Borrower (which consent shall not be unreasonably withheld). If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders with the consent of the Borrower (which consent shall not be unreasonably withheld), appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                  SECTION 7.07. Senior Managing Agents and Co-Documentation Agents as Lenders. No Senior Managing Agent or Co-Documentation Agent shall have any rights, responsibilities or obligations other than as a Lender hereunder.


                                  ARTICLE VIII

                                  MISCELLANEOUS

                  SECTION 8.01. Amendments, Etc. Other than as specified in
Section 2.01(b) or 5.02(b), no amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Revolving Credit Commitments of the Lenders or subject the Lenders to any additional obligations,
(c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable to the Lenders hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable to the Lenders hereunder, (e) change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

                  SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered, if to the Borrower, at its address at 12355 Sunrise Valley Drive, Suite 300, Reston, VA 20191, Attention: Treasurer; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at 2 Penn's Way, Suite 200, New Castle, Delaware 19720, Attention: Pia Saenganan with a copy to Citicorp Securities, Inc. 1200 Smith Street, Suite 2000, Houston, Texas 77002, Attention: David Gorte, or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or telexed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by telex answerback, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

                  SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  SECTION 8.04. Costs and Expenses; Indemnification; Limitation of Liability. (a) The Borrower agrees to pay on demand all costs and expenses of the Agent and the Arranger in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (i) all due diligence, syndication (including expenses related to printing, distribution and bank meetings), transportation, computer and duplication expenses and (ii) the reasonable fees and expenses of counsel for the Agent and the Arranger with respect thereto and with respect to advising the Agent and the Arranger as to their respective rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent, the Arranger and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this
Section 8.04(a).

                  (b) The Borrower agrees to indemnify and hold harmless the Agent, the Arranger, each Managing and Co-Syndication Agent, each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

                  (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06(d) or (e), 2.08 or 2.10, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

                  (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.10, 2.13 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

                  SECTION 8.05. Right of Setoff. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of
Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender and its Affiliates may have.

                  SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

                  SECTION 8.07. Assignments, Designations and Participations.
(a) Each Lender may, upon the written consent of the Borrower (which consent shall not be unreasonably withheld) and, if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.10 or 2.13 or notice from such Lender pursuant to Section 2.11) upon at least five Business Days' notice to such Lender and the Agent, will, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (A) 1% of the total Revolving Credit Commitment, (B) $5,000,000 or (C) the full amount of such assigning Lender's Revolving Credit Commitment, (iii) unless an assigning Lender assigns the full amount of its Revolving Credit Commitment, such assigning Lender may not assign Revolving Credit Commitments such that its remaining Revolving Credit Commitments are in an amount less than the lesser of (A) 1% of the total Revolving Credit Commitment or (B) $5,000,000; (iv) each such assignment shall be to an Eligible Assignee, (v) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this

Agreement, (vi) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vii) the parties to each such assignment shall provide the Agent with written notice of such assignment and shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Revolving Credit Note subject to such assignment and a processing and recordation fee of $3,000 (provided, that in the case of a ratable assignment of a Lender's Revolving Credit Commitments and such Lender's commitments under the Five-Year Loan Documents, such processing and recordation fee shall only be payable once with respect to both assignments); provided further that in the case of an assignment by any Lender to an Affiliate of such Lender, or an assignment by any Lender to any other Lender, the Borrower must be given written notice thereof, but the consent of the Borrower shall not be required. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

                  (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

                  (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Credit Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, subject to the Borrower's consent thereto, (if required), (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Borrower. Within ten Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Revolving Credit Note a new Note to the order of such Eligible Assignee in an amount equal to the Revolving Credit Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Revolving Credit Commitment hereunder, a new Revolving Credit Note to the order of the assigning Lender in an amount equal to the Revolving Credit Commitment retained by it hereunder. Such new Revolving Credit Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Credit Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

                  (d) The Agent shall maintain at its address referred to in
Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that
(i) such Lender's obligations under this Agreement (including, without limitation, its Revolving Credit Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

                  (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee, designee or participant or proposed assignee, designee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee, designee or participant or proposed assignee, designee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender on the terms set forth in Section 8.08.

                  (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

                  SECTION 8.08. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, other than (a) to the Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 8.07(i), to actual or prospective assignees and participants, provided that any Person to whom disclosure is made shall agree to be bound by this Section, (b) as required by any law, rule or regulation or judicial process, provided that, to the extent practicable, prior notice of such disclosure shall be given to the Borrower, (c) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender, and (d) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking. Each Lender and each other Person required to preserve the confidentiality of Confidential Information hereunder shall use such information only for purposes of evaluating extensions of credit to the Borrower and its Subsidiaries.

                  SECTION 8.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

                  SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                  SECTION 8.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court for any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

                  (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  SECTION 8.12. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                        COLUMBIA ENERGY GROUP


                                        By
                                          --------------------------------------
                                          Title:


                                        CITIBANK, N.A.,
                                         as Administrative Agent


                                        By /s/ Mark Stanfield Packard
                                          --------------------------------------
                                          Name: MARK STANFIELD PACKARD
                                          Title: Vice President


                                 Initial Lenders

Revolving Credit
Commitment

$50,000,000.00                          CITIBANK, N.A.,



                                        By /s/ Mark Stanfield Packard
                                          --------------------------------------
                                          Name: MARK STANFIELD PACKARD
                                          Title: Vice President


Revolving Credit
Commitment

$50,000,000.00                          PNC BANK, NATIONAL ASSOCIATION



                                        By  /s/ Thomas A. Majeski
                                          --------------------------------------
                                          Name: Thomas A. Majeski
                                          Title: Vice President

Revolving Credit
Commitment

$50,000,000.00                          THE CHASE MANHATTAN BANK


                                        By /s/ Mary Jo Woodford
                                          --------------------------------------
                                          Name: MARY JO WOODFORD
                                          Title: VICE PRESIDENT


Revolving Credit
Commitment

$50,000,000.00                          MORGAN GUARANTY
                                        TRUST COMPANY OF NEW YORK



                                        By  /s/ Kathryn Sayko-Yanes
                                          --------------------------------------
                                          Name: KATHRYN SAYKO-YANES
                                          Title: VICE PRESIDENT


Revolving Credit
Commitment

$33,333,333.33                          BANK OF MONTREAL



                                        By  /s/ Elizabeth F. Trapp
                                          --------------------------------------
                                          Name: Elizabeth F. Trapp
                                          Title: Director


Revolving Credit
Commitment

$33,333,333.33                          CANADIAN IMPERIAL BANK OF COMMERCE



                                        By   /s/ Michael A.G. Corkum
                                          --------------------------------------
                                          Name: Michael A.G. Corkum
                                          Title: AUTHORIZED SIGNATORY

Revolving Credit
Commitment

$25,000,000.00                          BANKERS TRUST COMPANY



                                        By  /s/ Mr. Marcus M. Tarkington
                                          --------------------------------------
                                          Name: Mr. Marcus M. Tarkington
                                          Title: Principal


Revolving Credit
Commitment

$10,000,000.00                          BANK OF TOKYO-MITSUBISHI TRUST COMPANY



                                        By /s/ J. A. Don
                                          --------------------------------------
                                          Name: J. A. DON
                                          Title: VP & MGR


Revolving Credit
Commitment

$6,666,666.66                           UNION BANK OF CALIFORNIA



                                        By  /s/ David A. Musicant
                                          --------------------------------------
                                          Name: David A. Musicant
                                          Title: Vice President


Revolving Credit
Commitment

$16,666,666.67                          THE FIRST NATIONAL BANK OF CHICAGO



                                        By  /s/ Madeleine N. Pember
                                          --------------------------------------
                                          Name: MADELEINE N. PEMBER
                                          Title: Assistant Vice President

Revolving Credit
Commitment

$16,666,666.67                          THE FIRST NATIONAL BANK OF MARYLAND



                                        By  /s/ Shaun E. Murphy
                                          --------------------------------------
                                          Name: Shaun E. Murphy
                                          Title: Senior Vice President


Revolving Credit
Commitment

$16,666,666.67                          FIRST UNION NATIONAL BANK



                                        By  /s/ Michael J. Kolosowsky
                                          --------------------------------------
                                          Name: MICHAEL J. KOLOSOWSKY
                                          Title: VICE PRESIDENT


Revolving Credit
Commitment

$16,666,666.67                          NATIONAL CITY BANK



                                        By  /s/ Jeffrey L. Hawthorne
                                          --------------------------------------
                                          Name: JEFFREY L. HAWTHORNE
                                          Title: VICE PRESIDENT


Revolving Credit
Commitment

$15,000,000.00                          COMMERZBANK



                                        By  /s/ Dempsey L. Gable
                                          --------------------------------------
                                          Name: Dempsey L. Gable
                                          Title: Senior Vice President



                                            /s/ Andrew Kjoller
                                          --------------------------------------
                                                Andrew Kjoller
                                                Assistant Treasurer

Revolving Credit
Commitment

$10,000,000.00                          ARAB BANK, PLC



                                        By  /s/ Michael Barker
                                          --------------------------------------
                                          Name: Michael Barker
                                          Title:
Revolving Credit
Commitment

$10,000,000.00                          THE BANK OF NOVA SCOTIA



                                        By  /s/ F. C. Ashby
                                          --------------------------------------
                                        Name: F. C. H. Ashby
                                        Title: Senior Manager
                                               Loan Operations

Revolving Credit
Commitment

$10,000,000.00                          CRIDIT AGRICOLE INDOSUEZ



                                        By  /s/ Dean Balice
                                          --------------------------------------
                                        Name: DEAN BALICE
                                        Title: SENIOR VICE PRESIDENT
                                               BRANCH MANAGER

                                        By  /s/ David Eouhl
                                          --------------------------------------
                                          Name: DAVID EOUHL F.V.P.
                                          Title: HEAD OF CORPORATE BANKING
                                                 CHICAGO


Revolving Credit
Commitment

$10,000,000.00                          CRESTAR BANK



                                        By  /s/ Nancy R. Petrash
                                          --------------------------------------
                                          Name: Nancy R. Petrash
                                          Title: Senior Vice President

Revolving Credit
Commitment

$10,000,000.00                          BANCA MONTE DEI PASCHI DI SIENA, S.p.A.



                                        By  /s/ S. M. Sondak
                                          --------------------------------------
                                          Name: S. M. Sondak
                                          Title: F.V.P. & Dep. General Manager


                                        By  /s/ Brian R. Landy
                                          --------------------------------------
                                          Name: Brian R. Landy
                                          Title: Vice President


Revolving Credit
Commitment

$10,000,000.00                          SOCIETE GENERALE



                                        By  /s/ Gordon Eadon
                                          --------------------------------------
                                          Name: Gordon Eadon
                                          Title: Vice President